AUTHORIZATION

            The undersigned, Kevin S. Flannery, hereby authorizes Marcia H. Kendrick to execute any Form 3, Form 4, or Form 5 to be filed with the Securities and Exchange Commission with respect to Seitel, Inc. for a period of one year from the date hereof.

Date:  January 4, 2005

/s/ Kevin S. Flannery
Kevin S. Flannery